Exhibit 99.1

Amylin Pharmaceuticals, Inc. 9360 Towne Centre Drive San Diego, CA 92121 USA	Tel (858) 552 2200 Fax (858) 552 2212 www.amylin.com

FOR IMMEDIATE RELEASE

AMYLIN PHARMACEUTICALS REPORTS SECOND QUARTER FINANCIAL RESULTS

Product sales increased 20% over second quarter 2007 to $200 million

San Diego, CA – July 21, 2008 – Amylin Pharmaceuticals, Inc. (Nasdaq: AMLN) today reported financial results for the quarter ended June 30, 2008.  The Company reported total revenue of $222.0 million for the second quarter, including net product sales of $200.3 million.  Net loss for the quarter ended June 30, 2008 was $64.8 million, or $0.47 per share.  At June 30, 2008, the Company held cash, cash equivalents and short-term investments of approximately $891 million.

“In the second quarter we continued to make substantial progress against our goals, with a focus on improving BYETTA and SYMLIN sales and supporting the exenatide once weekly regulatory submission,” said Daniel M. Bradbury, President and Chief Executive Officer of Amylin Pharmaceuticals.  “SYMLIN sales continued to increase steadily and we implemented a number of important changes in our sales and marketing approach for BYETTA to drive growth in prescriptions with primary care physicians.”

Bradbury continued, “We are encouraged by the scientific community’s strong interest in BYETTA and exenatide once weekly (investigational therapy), as demonstrated by the many prominent discussions that centered on both therapies at the American Diabetes Association’s 2008 annual meeting.  It was apparent that not only is glucose control important in managing diabetes; but how glucose control is achieved is being recognized as an important consideration.  A medicine such as BYETTA, which provides powerful, durable glucose control with progressive weight loss and other potential benefits, is uniquely poised to take advantage of the market’s growing appreciation for the benefits of our novel therapies.”

Quarter ended June 30, 2008

Net product sales of $200.3 million for the quarter ended June 30, 2008 include $177.5 million for BYETTA® (exenatide) injection and $22.8 million for SYMLIN® (pramlintide acetate) injection.  This compares to net product sales of $167.3 million, consisting of $152.1 million for BYETTA and $15.2 million for SYMLIN for the same period in 2007.

Revenues under collaborative agreements were $21.7 million for the quarter ended June 30, 2008, compared to $29.6 million for the same period in 2007.  Collaborative revenues for the quarter ended June 30, 2008 consist primarily of cost sharing payments from Eli Lilly and Company, or Lilly, for development expenses associated with exenatide once weekly and BYETTA.  Collaborative revenues for the quarter ended June 30, 2007 included $15.0 million in milestones, earned upon Lilly’s launch of BYETTA in the European Union.

Selling, general and administrative expenses were $111.1 million for the quarter ended June 30, 2008, compared to $93.1 million for the same period in 2007.  The increase reflects expenses associated with the recent expansion of the Company’s field force, increased promotional expenses for BYETTA and SYMLIN, expenses associated with exenatide once weekly market development and increases in business infrastructure to support the Company’s growth.

Research and development expenses were $75.4 million for the quarter ended June 30, 2008, compared to $71.7 million for the same period in 2007.  The increase primarily reflects development expenses for exenatide once weekly and growth in the Company’s research capabilities.  Research and development expenses for the quarter ended June 30, 2007 included a development milestone associated with leptin.  Non-GAAP, research and development expenses net of cost-sharing payments decreased to $54.8 million for the quarter ended June 30, 2008, compared to $58.2 million for the same period in 2007.

Collaborative profit sharing, which represents Lilly’s share of the gross margin for BYETTA, was $79.0 million for the quarter ended June 30, 2008, compared to $70.4 million for the same period in 2007.

Net loss for the quarter ended June 30, 2008 was $64.8 million, or $0.47 per share, compared to $45.0 million, or $0.34 per share, for the same period in 2007.

Second quarter highlights

Highlights of Amylin’s second quarter include:

BYETTA

•                 Implemented the expanded and more closely aligned sales organization with Lilly and initiated the BYETTA-CIALIS co-promotion at the end of the quarter.

•                 Introduced an expanded program to educate primary care physicians that BYETTA is a unique solution offering the advantages of durable glucose control and weight loss.

SYMLIN

•                 Announced data showing that the use of mealtime SYMLIN with basal insulin therapy for 24 weeks resulted in more patients with type 2 diabetes achieving improved glucose control, without weight gain or hypoglycemia, compared to the use of rapid-acting insulin (RAI) with basal insulin.

Exenatide once weekly

•                 Held pre-NDA meeting with the FDA and gained clarity on its regulatory path forward and remain confident that data from the DURATION-1 clinical study provides the necessary safety and efficacy data for an NDA submission.  The Company remains on track to submit an NDA for exenatide once weekly to the FDA by the end of the first half of 2009 with opportunity for acceleration of the filing.

•                 Announced results from a 52-week open-label clinical study that showed the durable efficacy of exenatide once weekly.  Patients taking exenatide once weekly experienced an average A1C decline of 2.0 percent with 9.5 pound weight loss, and over the course of one year, sustained a similar improvement in glucose control compared to those receiving treatment for 30 weeks.

•                 Manufactured and shipped exenatide once weekly at commercial scale for use in ongoing and planned clinical programs during the third quarter of 2008.

•                 Initiated DURATION-3, the second of three planned superiority clinical trials of exenatide once weekly, comparing exenatide once weekly to insulin glargine in patients using oral diabetes medications.  Results from this study are expected in the first half of 2009.

Obesity

•                 Initiated a Phase 2B clinical study evaluating various dosing combinations of pramlintide, an analog of the natural hormone amylin, and recombinant human leptin (r-metHuLeptin; metreleptin) for the treatment of obesity.  The objective of this dose-ranging study is to support dose selection for Phase 3, and to guide the development of a delivery system for this combination regimen.

Six months ended June 30, 2008

Total revenues for the six months ended June 30, 2008 were $419.3 million.  This includes net product sales of $379.1 million, including $336.0 million for BYETTA and $43.1 million for SYMLIN.  This compares to net product sales of $329.3 million, consisting of $298.6 million for BYETTA and $30.7 million for SYMLIN for the same period in 2007.

Revenues under collaborative agreements were $40.2 million for the six months ended June 30, 2008, compared to $39.6 million for the same period in 2007.  Collaborative revenues for the six months ended June 30, 2008 consist primarily of cost sharing payments from Lilly for development expenses associated with exenatide once weekly and BYETTA.  Collaborative revenues for the six months ended June 30, 2007 included $15.0 million in milestones, earned upon Lilly’s launch of BYETTA in the European Union.

Selling, general and administrative expenses were $209.3 million for the six months ended June 30, 2008, compared to $180.9 million for the same period in 2007.  The increase primarily reflects increased promotional expenses for BYETTA and SYMLIN, expenses associated with exenatide once weekly market development, including field force expansion, and increases in business infrastructure to support the Company’s growth.

Research and development expenses were $152.6 million for the six months ended June 30, 2008, compared to $131.3 million for the same period in 2007.  The increase reflects increased development expenses for exenatide once weekly.  Non-GAAP, research and development expenses net of cost-sharing payments increased to $114.6 million for the six months ended June 30, 2008, compared to $108.8 million for the same period in 2007.

Collaborative profit sharing was $148.9 million for the six months ended June 30, 2008, compared to $137.3 million for the same period in 2007.

Net loss was $133.6 million, or $0.98 per share for the six months ended June 30, 2008, compared to $94.4 million, or $0.72 per share, for the same period in 2007.

Conference Call

Amylin will Webcast its Quarterly Update Conference Call today at 5:00 p.m. ET/2:00 p.m. PT.  The call will be Webcast live through Amylin’s corporate Web site, www.amylin.com, and a recording will be made available following the close of the call.

Daniel M. Bradbury, Amylin’s President and Chief Executive Officer will lead the call.  During the call, the Company plans to provide further details underlying its second quarter financial results, and information regarding assumptions for the remainder of 2008 operations.  For those without access to the Internet, the live call may be accessed by phone by calling (866) 244-4530 (U.S./Canada) or (703) 639-1173 (international), Conference ID# 1262019.  A replay of the call will also be available by phone beginning approximately two hours after the close of the call and can be accessed at (888) 266-2081 (U.S./Canada) or (703) 925-2533 (international), Conference ID# 1262019.

Note Regarding Use of Non-GAAP Financial Measures

Amylin reports non-GAAP, research and development expenses net of cost-sharing payments, which is a non-GAAP financial measure.  The Company believes that investors’ understanding of Amylin’s net investment in research and development activities is enhanced by this disclosure.  In addition, the Company refers to this non-GAAP financial information with its analysis of the Company’s financial performance.  This non-GAAP financial information should be considered in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.  A reconciliation of reported GAAP research and development expenses to non-GAAP research and development expenses, net of cost-sharing payments, is provided in the table that follows (in thousands, unaudited):

	Quarter ended June 30,		Six months ended June 30,
	2008	2007	2008	2007

GAAP research and development expenses	$75,401	$71,691	$152,607	$131,255
Cost-sharing payments	(20,612)	(13,545)	(38,057)	(22,448)

Non-GAAP net research and development expenses, net of cost -sharing payments	$54,789	$58,146	$114,550	$108,807

About Amylin

Amylin Pharmaceuticals is a biopharmaceutical company committed to improving lives through the discovery, development and commercialization of innovative medicines.  Amylin has developed and gained approval for two first-in-class medicines for diabetes, SYMLIN® (pramlintide acetate) injection and BYETTA® (exenatide) injection.  Amylin’s research and development activities leverage the Company’s expertise in metabolism to develop potential therapies to treat diabetes and obesity.  Amylin is headquartered in San Diego, California with over 2,000 employees nationwide.  Further information on Amylin Pharmaceuticals is available at www.amylin.com.

This press release contains forward-looking statements about Amylin, which involve risks and uncertainties.  Our actual results could differ materially from those discussed herein due to a number of risks and uncertainties, including risks that BYETTA or SYMLIN may be affected by competition, unexpected new data, technical issues, or manufacturing and supply issues; risks that our financial results may fluctuate significantly from period to period and may not meet market expectations; risks that any financial guidance we provide may not be accurate; risks that our clinical trials will not be completed when planned or may not replicate previous results; risks that our preclinical studies may not be predictive; risks that our NDAs for product candidates or sNDAs for label expansion requests, such as exenatide once weekly NDA or the BYETTA monotherapy sNDA, may not be submitted timely or receive FDA approval; risks that we may not be able to complete our manufacturing facility on a timely basis; and other risks inherent in the drug development and commercialization process.  Commercial and government reimbursement and pricing decisions and the pace of market acceptance may also affect the potential for BYETTA or SYMLIN.  These and additional risks and uncertainties are described more fully in the Company’s recently filed Form 10-Q.  Amylin disclaims any obligation to update these forward-looking statements.

(Financial information to follow)

AMYLIN PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

 (in thousands, except per share data)

(unaudited)

	Quarter ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
Revenues:
Net product sales	$200,335	$167,337	$379,056	$329,340
Revenues under collaborative agreements	21,684	29,616	40,200	39,591
Total revenues	222,019	196,953	419,256	368,931

Costs and expenses:
Cost of goods sold	24,682	14,362	46,706	29,572
Selling, general and administrative	111,088	93,121	209,331	180,908
Research and development	75,401	71,691	152,607	131,255
Collaborative profit sharing	78,950	70,355	148,851	137,302
Total costs and expenses	290,121	249,529	557,495	479,037

Operating loss	(68,102)	(52,576)	(138,239)	(110,106)

Interest income, net	3,286	7,553	4,626	15,669

Net loss	$(64,816)	$(45,023)	$(133,613)	$(94,437)

Net loss per share - basic and diluted	$(0.47)	$(0.34)	$(0.98)	$(0.72)

Shares used in computing net loss per share - basic and diluted	137,142	131,774	136,500	131,416

AMYLIN PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	June 30,	December 31,
	2008	2007
Assets
Cash, cash equivalents and short-term investments	$890,864	$1,130,415
Accounts receivable, net	65,638	73,579
Inventories, net	100,166	100,214
Other current assets	33,480	32,100
Property, plant and equipment, net	548,290	390,301
Other assets	44,830	47,602
Total assets	$1,683,268	$1,774,211

Liabilities and stockholders’ equity
Current liabilities	$260,207	$287,284
Other liabilities, net of current portion	33,213	34,109
Long-term debt, net of current portion	884,375	900,000
Stockholders’ equity	505,473	552,818
Total liabilities and stockholders’ equity	$1,683,268	$1,774,211

###

CONTACT:

Financial:

Michael York

Senior Director, Investor Relations

Amylin Pharmaceuticals, Inc.

+1-858-552-2200 ext. 8602

www.amylin.com

Media:

Anne Erickson

Director, Public Relations

Amylin Pharmaceuticals, Inc.

+1-858-552-2200 ext. 4443

www.amylin.com